Exhibit 99.1

LIBERTY GLOBAL ANNOUNCES APPOINTMENT OF TWO NEW BOARD MEMBERS

Denver, Colorado – March 21, 2022

Liberty Global plc (“Liberty Global” or the “Company”) (NASDAQ: LBTYA, LBTYB and LBTYK) today announces the addition of two new members to its Board of Directors, Marisa Drew and Daniel Sanchez. Ms. Drew and Mr. Sanchez will begin serving as directors with immediate effect. David Rapley has announced his retirement from the board, where he has served for more than 16 years, effective at this year’s annual general meeting of shareholders.

Ms. Drew’s extensive experience includes a long career at the international financial services company Credit Suisse, where she held a variety of roles including Co-Head of Investment Banking and Capital Markets for EMEA and Global Co-Head of the Global Markets Solutions Group, and most recently as Chief Sustainability Officer and Global Head of Sustainability Strategy, Advisory and Finance. In 2022, Ms. Drew was recognized by Sustainability Magazine as one of the Top 10 CSOs of a Global Corporation and in 2021 as one of 100 Global Visionary Leaders by Meaningful Business. Starting in July, Ms. Drew will become Chief Sustainability Officer at Standard Chartered Bank.

Mr. Sanchez’s experience includes 30 years as a private practice attorney and investor and he holds current board positions at Discovery and Liberty Latin America. He is a candidate for the Development Committee of the Smithsonian Museum of the American Latino and is active in Latinos for Education, which connects diverse leaders to the education sector to create equity and opportunity for Latino youth. He has previously held board positions at Lionsgate and Starz.

John Malone, Chairman of Liberty Global, commented, “Dave Rapley has been a fantastic director on the Liberty Global board for over 16 years. We will all miss his camaraderie and genuine enthusiasm for our business and employees around the world. I wish him well in all of his future endeavours.”
Mike Fries, CEO and Vice Chairman, Liberty Global, commented: “We are thrilled to welcome Marisa and Dan to the Liberty Global board. Dan brings years of public board experience and a broad perspective on the media and telecommunications landscape. Marisa has deep knowledge of the financial sector, and her expertise in ESG will be a strong complement to our focus on corporate responsibility, diversity and inclusion. I would also like to thank Dave Rapley, whose passion for our business and friendship will be missed by all.”

ABOUT LIBERTY GLOBAL

Liberty Global (NASDAQ: LBTYA, LBTYB and LBTYK) is a world leader in converged broadband, video and mobile communications services. We deliver next-generation products through advanced fiber and 5G networks that connect over 85 million subscribers across Europe and the United Kingdom. Our businesses operate under some of the best-known consumer brands, including Virgin Media-O2 in the UK, VodafoneZiggo in the Netherlands, Telenet in Belgium, Sunrise UPC in Switzerland, Virgin Media in Ireland and UPC in Eastern Europe. Through our substantial scale and commitment to innovation, we are building Tomorrow’s Connections Today, investing in the infrastructure and platforms that empower our customers to make the most of the digital revolution, while deploying the advanced technologies that nations and economies need to thrive.

Our consolidated businesses generate annual revenue of more than $7.5 billion, while the VodafoneZiggo JV and the VMO2 JV generate combined annual revenue of more than $19 billion.*

Liberty Global Ventures, our global investment arm, has a portfolio of more than 75 companies and funds across content, technology and infrastructure, including strategic stakes in companies like ITV, Univision, Plume, Lionsgate and the Formula E racing series.

* Revenue figures above are provided based on full year 2021 Liberty Global consolidated results (excluding revenue from the UK JV Entities) and the combined as reported full year 2021 results for the VodafoneZiggo JV and estimated US GAAP full year 2021 results for the VMO2 JV. For more information, please visit www.libertyglobal.com.

Investor Relations                Corporate Communications
Michael Bishop +44 20 8483 6246        Matt Beake +44 20 8483 6428